Strong second quarter results: 2004 proving to be a very good year

Basingstoke, UK – July 29, 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the second quarter ended June 30, 2004.

Second Quarter 2004 Unaudited Results Highlights

US GAAP	Q2 2004				Q2 2003

	US GAAP $M	Discontinued Operation $M	Total $M	US GAAP $M	Discontinued Operation $M	Total $M

Revenues	321.0	0.9	321.9	298.2	0.8	299.0
Growth %	+8%		+8%
Operating income/(loss)	110.2	(11.0)	99.2	102.6	(8.4)	94.2

Income/(loss) before
income taxes and
equity in earnings /
(losses) of equity method
investees	126.6	(11.3)		99.4	(7.2)

Income from continuing
operations	89.5			72.7
Expected loss from
discontinuedoperations	(55.5)			(7.2)

Net income	34.0			65.5

*the expected loss from discontinued operations includes a $44.2 million loss on disposal of the vaccines business as previously highlighted in the press release announcing the sale. In addition, there is a loss of $11.3 million which represents the loss before income tax for the 3 months ended June 30, 2004 for the discontinued vaccines business as shown above.

US GAAP

Diluted Earnings/(Losses) Per Share:

Per ordinary share	6.8c	(11.1c)		12.8c	(1.4c)

Per American
Depositary Share	20.4c	(33.3c)		38.4c	(4.2c)

Non-US GAAP

Diluted Earnings Per Share excluding reorganization costs, gain on sale of investment and the impact of the discontinued operation (1):
Per ordinary share	18.4c			14.2c
Per American
Depositary Share	55.2c			42.6c

Note Average exchange rates for Q2 2004 and 2003 were $1.81: £1.00 and $1.62: £1.00 respectively.
(1)	This is a non-US GAAP financial measure. Management believes that the presentation of this non-US GAAP financial measure provides useful information to investors regarding Shire’s underlying performance as the costs associated with the reorganization, the gain on the sale of an investment and the expected loss from discontinued operations are not part of the Company’s ongoing operations. A reconciliation of this non-US GAAP financial measure to the most directly comparable US GAAP financial measure can be found on page 20.

Matthew Emmens, Chief Executive Officer, said:

“With an increase of 27% in income from the underlying business for the quarter, these are excellent operating results that reflect the continued strength of our marketed products and the successful ongoing implementation of our reorganization and strategy. Importantly, we now anticipate earnings growth for continuing operations to be in excess of 20% for 2004, after excluding the impact of the discontinued vaccines business, the $55 million cost associated with the reorganization and the $14.8 million gain on the sale of a portfolio investment. These results and our confidence in the underlying business support our decision to pay a dividend for the first time. This is consistent with the clear evolution of the organization and our prospects for the future.

"Shire's refocused pipeline of late stage products is coming on stream well. Following the approval of FOSRENOL® in Sweden and expected US approval later this year, we are working to ensure a successful global launch of this new renal product. In addition we anticipate the approval of ADDERALL XR® for adults during the next quarter. In the second quarter we received approval for the 500mg strength of PENTASA®. Five further promising projects are in registration and four are in the late stage development. We continue to consider relevant acquisition of new products to build our pipeline and portfolio.

"2004 is proving to be a very good year for Shire. The underlying business is strong and our reorganization is positioning the Company to deliver value this year and beyond.”

Second Quarter 2004 and Recent Events Highlights

  Revenues up 8% to $321.0 million, compared with Q2 2003.
  ADDERALL XR® (mixed amphetamine salts) continues to perform strongly. Share of the total US ADHD market was maintained at 23% in June 2004, while sales increased by 40% to $143.5 million compared with Q2 2003.
  Royalties up 11% to $57.7 million.
  Cash flows from operating activities totaled $101.7 million, resulting in a net cash position of $1,251.4 million.
  FOSRENOL (lanthanum carbonate): next US Food and Drug Administration (FDA) action due on October 26, 2004. Targeted launch remains December 2004.
  PENTASA (mesalamine) 500mg launch planned for Q3 2004.
  ADDERALL XR Adult next FDA action due on August 13, 2004.
  Shire and ID Biomedical Corporation (IDB) continue to make good progress towards the completion of the sale of Shire’s vaccines business. IDB is required to reimburse Shire at closing for the net cost of operating the vaccines business from June 30, 2004. The loss associated with the discontinued vaccines business was $55 million for the quarter.
  XAGRID® (anagrelide hydrochloride): we expect the Committee for Medicinal Products for Human Use (CHMP) to issue a positive opinion early in the 3rd quarter following the completion of the regulatory process.
  TROXATYL® (troxacitabine) global research, development and marketing rights were out-licensed to Structural GenomiX Inc. on July 24, 2004, in exchange for upfront, milestone and royalty payments.
  Shire appoints Dr Eliseo Salinas to head the Global R&D function. Eliseo joins us from Wyeth Research and brings impressive technical knowledge of central nervous system disorders.
  The reorganization program is proceeding on track and is designed to create value for the Company in the medium to long term.

Dividend

Shire announces the commencement of the payment of a dividend which will be paid semi annually and set in US cents per share / ADS. Dividend payments will be made in Pounds Sterling to Ordinary Shareholders, US Dollars to ADS holders and Canadian Dollars to Exchangeable Shareholders based on exchange rates taken on or immediately before the date of resolution. For the 2004 financial year we anticipate an approximate one third / two third split of the total annual payout between the first and second interim dividends. Shire intends to pursue a progressive dividend policy. It is expected that the first interim payment in each year will be maintained at a consistent level. Any growth will typically come through increasing the second interim payment in a financial year. In respect of the half year ended June 30, 2004, the Board has resolved to pay an interim dividend of one penny per ordinary share equivalent to 5.4738 US cents per ADS and 7.2732 Canadian cents per exchangeable share. The interim dividend will be paid on October 14, 2004 to persons whose names appear on the register of members of the Company (or to persons registered as holders of Exchangeable Shares in Shire Acquisitions Inc.) at the close of business on September 17, 2004.

2004 Financial Outlook

With our growing confidence in Shire’s underlying business we are upgrading our current year earnings guidance and we now anticipate earnings growth for continuing operations to be in excess of 20% for 2004, after excluding the impact of the discontinued vaccines business, the $55 million cost associated with the reorganization and the $14.8 million gain on the sale of a portfolio investment. Revenue growth is expected to be in the high single digit range, despite the loss of exclusivity on PROAMATINE® (midodrine hydrochloride) in Q3 2003 and the anticipated loss of exclusivity on AGRYLIN® (anagrelide hydrochloride) in the US in Q4 2004. Beyond 2004 we remain committed to achieving our target of earnings growth, on average, in the mid teens range with consistent operating margins.

– Ends –

For further information please contact:

Global (outside US & Canada)

Cléa Rosenfeld – Investor Relations		+44 1256 894 160

Jessica Mann – Media		+44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of lanthanum carbonate (FOSRENOL), methylphenidate (METHYPATCH®), anagrelide hydrochloride (XAGRID), carbamazepine (BIPOTROL®) and the adult indication for extended release mixed amphetamine salts (ADDERALL XR), the implementation of the planned reorganization and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.

The following are trademarks of Shire or companies within the Shire Group, which are the subject of trademark registrations in certain territories

ADDERALL XR® (mixed amphetamine salts)
AGRYLIN® (anagrelide hydrochloride)
BIPOTROL® (carbamazepine)
CARBATROL® (carbamazepine)
FOSRENOL® (lanthanum carbonate)
FLUVIRAL® S/F(split virion influenza vaccine)
PROAMATINE® (midodrine hydrochloride)
TROXATYL® (troxacitabine)
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties

3TC® (trademark of GlaxoSmithKline (GSK))
PENTASA® (trademark of Ferring AS)
REMINYL® (trademark of Johnson & Johnson)
ZEFFIX® (trademark of GSK)
STRATERRA® (trademark of Eli Lilly)
METHYPATCH® (trademark of Noven)
NEISVAC-C® (trademark of Baxter)

OVERVIEW OF US GAAP FINANCIAL RESULTS

1. Introduction

The results for the three months to June 30, 2003 have been restated to reflect the proposed disposal of the vaccines business, accounted for as a discontinued operation in accordance with generally accepted accounting principles in the United States of America (US GAAP). In accordance with US GAAP guidelines, 2003 figures from revenues down to income from continuing operations exclude the results of the vaccines business, while 2003 net income and earnings per share include the results of the vaccines business.

Revenues from continuing operations for the three months to June 30, 2004 increased by 8% to $321.0 million (2003: $298.2 million). Income from continuing operations before taxes increased by 27% to $126.6 million (2003: $99.4 million)

Included in the net income result for the quarter were $18.2 million of reorganization costs, a $14.8 million gain on the sale of a listed investment and the expected loss from the discontinued operation of $55.5 million. The reported net income under US GAAP including these elements for the 3 months to June 30, 2004 showed a decrease of 48% when compared to Q2 2003.

The business generated a cash inflow from operating activities of $101.7 million (2003: $12.8 million).

Cash and cash equivalents, restricted cash and marketable securities at June 30, 2004 amounted to $1,627.5 million (December 31, 2003: $1,414.0 million). After deduction of borrowings, this translates to a net cash position of $1,251.4 million (December 31, 2003: $1,037.7 million). Where appropriate, this may be used to further enhance our portfolio through product and project acquisitions.

2. Product sales

For the three months to June 30, 2004, product sales increased $9.6 million to $255.3 million (2003: $245.7 million) and represented 80% of total revenues (2003: 82%).

Second Quarter 2004 Product Highlights

Product	Sales $M	Sales Growth %	US Rx1 Growth %	June 2004[1] US Market Share %
ADDERALL XR	143.5	+40%	+20%	23%
AGRYLIN	34.0	-7%	+3%	27%
PENTASA	26.4	+7%	+2%	17%
CARBATROL	11.9	-15%	+14%	45%
1 IMS Prescription Data – Product specific

ADDERALL XR for the treatment of ADHD

Sales of ADDERALL XR for the 3 months to June 30, 2004 were $143.5 million, an increase of 40% compared to prior year (2003: $102.4 million).

US prescriptions were up 20% over the same period, due primarily to an 18% increase in the total US ADHD market. ADDERALL XR had a 23% share of the total US ADHD market in June 2004 (June 2003: 22%), which reflects good continued sales growth in a competitive market.

The difference between revenue growth and prescription growth is largely due to the impact of price increases in November 2003 and June 2004, in addition to stocking by wholesalers to normalize inventory levels.

In January and August 2003 the Company was notified that Barr Laboratories Inc. (Barr) had submitted Abbreviated New Drug Applications or ANDA under the Hatch-Waxman Act seeking permission to market a generic version of ADDERALL XR, the Company’s extended release “once daily” treatment for ADHD, prior to the expiration date of certain of the Company’s US patents. The ANDA notifications alleged that one of the Company’s patents is invalid and one is not infringed by Barr’s mixed amphetamine salt product. The Company has filed suits against Barr seeking rulings that Barr’s product infringes certain of the Company’s US patents, injunctions preventing Barr from commercializing its ANDA product and damages in the event Barr does engage in commercialization.

The Company was notified in November 2003 that Impax Laboratories Inc. has submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of ADDERALL XR, prior to the expiry of the Company’s US patents and alleging that the patents are not infringed by Impax’s mixed amphetamine salt product. In December 2003, the Company filed suit against Impax seeking a ruling that Impax’s product infringes certain of the Company’s US patents. Shire Laboratories Inc. is also seeking an injunction to prevent Impax commercializing its ANDA product and damages in the event Impax does engage in commercialization of a generic version of ADDERALL XR prior to the expiration of the Group’s patents. A trial date of October 11, 2005 has now been set.

AGRYLIN for the treatment of thrombocythemia

Worldwide sales of AGRYLIN for the three months to June 30, 2004 were $34.0 million, a decrease of 7% compared to the prior year (2003: $36.6 million).

Although prescription demand was up by 3% between comparable periods, modest de-stocking by wholesalers in the US drove the decreases in revenues between comparative quarters. For the three months to June 30, 2004 revenues outside the US market, where AGRYLIN is currently available on a named patient basis only, showed good growth.

US prescription volumes were up 3% over the same period.

AGRYLIN had a 27% share of the total US AGRYLIN, hydrea and generic hydroxyurea prescription market in June 2004 (June 2003: 27%).

AGRYLIN remains the only product specifically approved for essential thrombocythemia in the US. Pediatric exclusivity has been granted by the FDA, which extends existing exclusivity to September 2004. After this time it is expected to face generic competition.

The expected launch of XAGRID in the EU (the trade name of AGRYLIN in the EU), in the second half of 2004, will help to drive some growth from markets outside the US.

PENTASA for the treatment of ulcerative colitis

Sales of PENTASA for the three months to June 30, 2004 were $26.4 million, an increase of 7% compared to prior year (2003: $24.8 million).

US prescription volumes were up 2% over the same period.

The sales growth for the quarter is in excess of prescription growth due to a price increase in November 2003.

PENTASA had a 17% share of the total US oral mesalmine/olsalazine prescription market in June 2004 (June 2003: 17%).

CARBATROL for the treatment of epilepsy

Sales of CARBATROL for the three months to June 30, 2004 were $11.9 million, a decrease of 15% compared to prior year (2003: $13.9 million).

US prescription volumes were up 14% over the same period, due to the impact of promotional efforts.

The reported growth has been negatively impacted by some wholesaler de-stocking in the quarter combined with a modest increase in sales deductions.

CARBATROL had a 45% share of the total US extended release carbamazepine prescription market in June 2004 (June 2003: 38%).

In August 2003, the Company received notification that Nostrum Pharmaceuticals Inc. had submitted an application seeking permission to market its generic version of the 300mg strength of CARBATROL prior to the expiry of the Company’s US patents for CARBATROL. Shire filed a complaint against Nostrum for patent infringement in September 2003. By way of counterclaim, Nostrum is seeking a declaration that the Company’s patents are not infringed by Nostrum’s ANDA product and was seeking actual and punitive damages for alleged abuse of process by Shire. On July 12, 2004 the United States District Court for the District of New Jersey dismissed Nostrum’s abuse of process counterclaim for failure to state a claim upon which relief can be granted.

3. Royalties

Royalty revenue increased 11% to $57.7 million for the three months to June 30, 2004 (2003: $51.8 million) as a result of strong sales and positive foreign exchange movements.

Second Quarter 2004 Royalty Highlights

Product	Royalties to Shire $M	Royalty Growth %	Worldwide in-market sales by licensee[2] in Q2 2004 $M
3TC	39.6	+6%*	298
ZEFFIX	6.8	+19%**	60
Other	11.3	+31%	n/a

*	The impact of foreign exchange movements has contributed +4% to the reported growth.
**	The impact of foreign exchange movements has contributed +5% to the reported growth.
[2]	GSK

3TC

Royalties from 3TC for the three months to June 30, 2004 were $39.6 million, an increase of 6% compared to Q2 2003 ($37.5 million). This was primarily due to the impact of foreign exchange movements but also continued growth in the nucleoside analogue market for HIV in Western Europe.

For 3TC, Shire receives royalties from GSK on worldwide sales, with the exception of Canada where a commercialization partnership with GSK exists. GSK’s worldwide sales of 3TC, for the three months to June 30, 2004 were $298 million, an increase of 6% compared to the three months ended June 30, 2003 ($281 million).

ZEFFIX

Royalties from ZEFFIX for the three months to June 30, 2004 were $6.8 million, an increase of 19% compared to Q2 2003 ($5.7 million). The product continues to show strong growth in Japan, the US and the UK and is expected to grow strongly in China. Foreign exchange movements also positively impacted performance in the quarter.

For ZEFFIX, Shire receives royalties from GSK on worldwide sales, with the exception of Canada where a commercialization partnership with GSK exists. GSK’s worldwide sales of ZEFFIX, for the three months to June 30, 2004, were $60 million, an increase of 15% compared to the three months ended June 30, 2003 ($52 million).

OTHER

Other royalties are primarily in respect of REMINYL, a product marketed worldwide by Johnson & Johnson (J&J), with the exception of the United Kingdom and Ireland where Shire has exclusive marketing rights.

Sales of REMINYL, a treatment for mild to moderately severe dementia of the Alzheimer’s type, are growing well in the Alzheimer’s market.

4. Financial details

Cost of product sales

For the three months to June 30, 2004, our cost of product sales amounted to 11% of product sales (2003: 15%). The decrease is driven by a change in the product mix, with an increased percentage of income being derived from higher margin products.

Research and development (R&D)

R&D expenditure increased from $44.8 million in Q2 2003 to $47.4 million in Q2 2004. Expressed as a percentage of total revenues, R&D expenditure was 15% for the three months to June 30, 2004 (2003: 15%). The R&D expenditure as a percentage of total revenues has decreased compared with historical levels as a result of the accounting applied to the expected disposal of the vaccines business. It is anticipated that R&D expenditure will increase for the last 6 months of the year but will remain in the range of 15-16% of total revenues for the full year.

Selling, general and administrative (SG&A)

SG&A expenses increased from $101.7 million in Q2 2003 to $105.1 million in Q2 2004, an increase of 3%. As a percentage of product sales, these expenses were 41%, which is consistent with Q2 2003.

Depreciation and amortization

The depreciation charge for the three months to June 30, 2004 was $3.1 million (2003: $2.9 million). Amortization charges were $10.0 million for the three months to June 30, 2004 (2003: $9.1 million).

Reorganization costs

During the three months to June 30, 2004, $18.2 million of reorganization costs were incurred. The costs related to employee severance, relocation and the write-down of tangible fixed assets.

Interest income and expense

For the three months to June 30, 2004, the Company received interest income of $4.4 million (2003: $4.3 million). Interest expense decreased from $2.7 million in Q2 2003 to $2.1 million in Q2 2004 as a result of the partial buy-back of the convertible notes in Q2 2003.

Other income/(expense), net

For the three months to June 30, 2004, other income totaled $14.1 million (2003: expense of $4.9 million). The income in Q2 2004 was primarily due to the realized gain on the sale of a portfolio investment. The expense in Q2 2003 primarily related to the write-down of certain portfolio investments.

Taxation

The effective tax rate on continuing operations for the three months to June 30, 2004 was 30% (2003: 26%). The effective tax rate on continuing operations for the 6 months to June 30, 2004 is 28% and it is anticipated that this effective rate on continuing operations will remain for the full year. At June 30, 2004, net deferred tax assets of $70.4 million were recognized (December 31, 2003: $63.1 million).

Equity in earnings/(losses) of equity method investees

During the three months to June 30, 2004, we received $1.2 million representing our 50% share of earnings from our antiviral commercialization partnership with GSK in Canada (2003: $0.9 million). Included in the figure to June 30, 2003 is our 50% share of the losses of our commercialization partnership with Qualia Computing Inc., which was sold in December 2003.

Discontinued operations

The Company is nearing the completion of the disposal of its vaccines business to IDB. This business was acquired as part of the merger with BioChem Pharma Inc. in May 2001. The vaccines business, currently known as Shire Biologics Inc., is active in research, development, manufacturing and the commercialization of human vaccines. Its portfolio includes two marketed products: FLUVIRAL for influenza and NEISVAC-C for meningitis C in Canada, as well as a pipeline of product candidates for the treatment of streptococcus pneumonia, neisseria meningitidis, group B streptococcus and group A streptococcus.

The intention to exit the vaccines business was first announced by Shire in July 2003. This followed Shire’s strategic review which refocused the Company on fewer projects at a later stage of development as well as marketed products. The vaccines business is no longer core to the Company’s global strategy and, upon completion of this transaction, Shire will be exclusively focused on therapeutic products meeting the needs of the specialist physician. The transaction is being treated as a discontinued operation as the transaction is substantially complete. IDB is required to reimburse Shire at closing for the net cost of operating the vaccines business from June 30, 2004.

In accordance with US GAAP disclosure requirements for discontinued operations the 2003 results have been restated. The results of the discontinued operation have been removed from all periods on a line-by-line basis from product sales revenue to income from continuing operations. The net loss from the discontinued operation, together with the expected loss on disposal recognized in 2004, are shown as separate line items.

The vaccines business impacted net income with losses of $20.1 million and $12.9 million for the 6 months to June 30, 2004 and 2003. The impact for the 3 months to June 30, 2004 and 2003 was $11.3 million and $7.2 million respectively. In addition to the loss for the 3 months to June 30, 2004 is an expected loss on the disposal of the vaccines business of $44.2 million resulting principally from the write down of a $70 million loan to IDB.

5.   R&D pipeline

CNS

  The FDA is reviewing Shire’s response to the ADDERALL XR adult ‘approvable’ letter. The FDA action date is August 13, 2004.

  Shire is preparing its response to the FDA’s pediatric request for data concerning the use of ADDERALL XR in children. A successful response would extend exclusivity to April 2005.

  A second phase III study has been initiated in the pediatric ADHD clinical program for SPD503.

  A program has been agreed with the FDA to address issues raised in the ‘non-approvable’ letter for METHYPATCH and this work has been initiated.

  The BIPOTROL New Drug Application continues in FDA review with an FDA action expected on December 13, 2004.

  The SPD473 (monoamine re-uptake inhibitor) Proof of Concept study in ADHD did not meet with Shire’s criteria for continued development in ADHD.

GI

  PENTASA 500mg received approval from the FDA for the treatment of ulcerative colitis in July 2004. This higher strength product should increase patient acceptability.

  Recruitment into the early SPD476 ulcerative colitis Phase III program was slow but during the first half of 2004 a number of initiatives were introduced to enhance this. Recruitment has now accelerated and filing remains targeted for 2005 however, this has had a knock-on effect in delaying planning for the SPD480 pivotal program.

General Products

  In July 2004, Shire received a letter from the FDA indicating that the FDA required a 90-day extension to the FDA’s initial review period to complete evaluation of new data relating to formulation and dosage strength. Shire expects the final action date to the anticipated FOSRENOL approval to be on October 26, 2004. Labelling discussions as well as pre-launch preparation will take place in parallel during this 90-day period. The regulatory authorities in Sweden approved Fosrenol in March this year. Discussions and preparation for the Mutual Recognition Process in Europe are underway, with further European approvals to be expected by the end of 2004.

  The FDA awarded a six-month pediatric exclusivity extension for AGRYLIN (anagrelide hydrochloride, known as XAGRID in Europe) in the US through to mid-September 2004. In addition and following the Positive Opinion in July 2003, Shire received notice of the termination of part of an independent Medical Research Council study in which anagrelide was being studied in combination with aminosalicylic acid (aspirin). The CPMP (now known as Committee for Medicinal Products for Human Use (CHMP)) requested access to data from this independent study. Their review is now complete and it is anticipated that the CHMP will reconfirm their Positive Opinion for XAGRID imminently from which time the standard regulatory procedures leading to licenses and launch will start.

  Out-licensing negotiations continue for SPD754 and partners in Japan are being sought for SPD476 and SPD480. TROXATYL global research, development and marketing rights out-licensed in July 2004 to Structural GenomiX Inc., in exchange of upfront, milestones and royalty payments.

US GAAP Results for the 6 months to June 30, 2004 Consolidated Balance Sheets

	(Unaudited) June 30, 2004 $’000	December 31, 2003 $’000
ASSETS
Current assets:
Cash and cash equivalents	1,307,130	1,103,041
Restricted cash	48,244	6,795
Marketable securities	272,157	304,129
Accounts receivable, net	171,326	194,583
Inventories	50,236	43,128
Deferred tax asset	71,935	64,532
Prepaid expenses and other current assets	52,954	47,403

Current assets from continuing operations	1,973,982	1,763,611
Current assets from discontinued operations	49,998	24,096

Total current assets	2,023,980	1,787,707

Investments	51,902	72,975
Property, plant and equipment, net	98,294	94,495
Goodwill, net	222,914	221,231
Other intangible assets, net	316,789	307,882
Other non-current assets	10,359	22,420

Long-term assets from continuing operations	700,258	719,003
Long-term assets from discontinued operations	-	72,070

Total assets	2,724,238	2,578,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	370,483	290
Accounts payable and accrued expenses	239,401	205,779
Other current liabilities	41,275	37,127

Current liabilities from continuing operations	651,159	243,196
Current liabilities from discontinued operations	-	10,479

Total current liabilities	651,159	253,675

Long-term debt, excluding current installments	5,685	376,017
Deferred tax liability	1,571	1,400
Other long-term liabilities	44,222	23,783

Long-term liabilities from continuing operations	51,478	401,200
Long-term liabilities from discontinued operations	-	779

Total liabilities	702,637	655,654

US GAAP Results for the 6 months to June 30, 2004 Consolidated Balance Sheets (continued)

	(Unaudited) June 30, 2004 $’000	December 31, 2003 $’000

Shareholders’ equity:
Common stock of 5p par value; 800,000,000 shares
authorized; and 481,254,798 (December 31, 2003:
477,894,726) shares issued and outstanding	39,828	39,521

Exchangeable shares; 5,003,587 (December 31, 2003:
5,839,559) shares issued and outstanding	231,830	270,667

Additional paid-in capital	1,027,661	983,356

Accumulated other comprehensive income	63,126	79,007

Retained earnings	659,156	550,575

Total shareholders’ equity	2,021,601	1,923,126

Total liabilities and shareholders’ equity	2,724,238	2,578,780

The results for December 31, 2003 have been restated to reflect the proposed disposal of the vaccines business that has been accounted for as a discontinued operation.

US GAAP Results for the 6 months to June 30, 2004 Unaudited Consolidated Statements of Operations

	3 months to June 30, 2004 $’000	3 months to June 30, 2003 $’000	6 months to June 30, 2004 $’000	6 months to June 30, 2003 $’000

Total revenues	320,960	298,209	644,560	600,934
Cost of revenues	(26,984)	(37,018)	(61,077)	(73,460)

Gross profit	293,976	261,191	583,483	527,474
Operating expenses	(183,762)	(158,542)	(359,039)	(328,675)

Operating income	110,214	102,649	224,444	198,799
Interest income	4,375	4,301	8,404	9,411
Interest expense	(2,101)	(2,679)	(4,227)	(5,327)
Other income/(expense), net	14,081	(4,919)	9,262	(9,773)

Total other income/(expense), net	16,355	(3,297)	13,439	(5,689)

Income from continuing operations before
income taxes and equity in earnings/ (losses)	126,569	99,352	237,883	193,110
of equity method investees
Income taxes	(38,226)	(25,457)	(67,228)	(49,983)
Equity in earnings/(losses) of equity method
investees	1,170	(1,205)	2,218	(1,654)

Income from continuing operations	89,513	72,690	172,873	141,473
Loss from discontinued operations	(11,349)	(7,205)	(20,135)	(12,922)
Expected loss on disposition of discontinued
operations	(44,157)	-	(44,157)	-

Net income	34,007	65,485	108,581	128,551

Earnings per share:
Basic
Continuing operations	18.1c	14.5c	34.9c	28.2c
Loss from discontinued operations	(2.3c )	(1.4c)	(4.1c )	(2.6c )
Expected loss on disposition of discontinued operations	(8.9c )	-	(8.9c )	-

Net income	6.9c	13.1c	21.9c	25.6c

Diluted
Continuing operations	17.9c	14.2c	33.9c	27.6c
Loss from discontinued operations	(2.3c )	(1.4c )	(3.9c )	(2.5c )
Expected loss on disposition of discontinued operations	(8.8c )	-	(8.5c )	-

Net income	6.8c	12.8c	21.5c	25.1c

Weighted average number of shares:
Basic	496,074,144	501,504,962	495,896,175	501,746,083
Diluted	499,241,832	522,559,387	517,822,110	522,652,319

The results for the 3 and 6 months ended June 30, 2003 have been restated to reflect the proposed disposal of the vaccines business that has been accounted for as a discontinued operation.

US GAAP Results for the 6 months to June 30, 2004 Unaudited Consolidated Statements of Cash Flows

	3 months to June 30, 2004 $’000	3 months to June 30, 2003 $’000	6 months to June 30, 2004 $’000	6 months to June 30, 2003 $’000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income from continuing operations	89,513	72,690	172,873	141,473
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization – included in:
Cost of product sales	1,284	-	1,284	-
Sales, general and administration	13,079	8,685	25,583	19,060
(Decrease)/increase in provision for doubtful
accounts and discounts	(1,038)	1,062	(429)	1,195
Increase in provision for rebates and returns	20,489	3,997	25,771	8
Stock option compensation	98	-	98	(24)
Movement in deferred tax asset	(5,082)	(6,659)	(7,232)	(17,844)
Equity in (earnings)/losses of equity method	(1,170)	1,205	(2,218)	1,654
Write-down of long term investments	-	4,500	7,214	8,473
Write-down of intangible assets	-	3,287	-	3,287
Write-down of property, plant and equipment	843	-	1,239	-
Gain on sale of long term investments	(14,805)	-	(14,805)	-
Gain on sale of property, plant and equipment	(78)	-	(78)	-
Decrease in deferred revenue	-	-	(551)	-
Changes in operating assets and liabilities, net of
acquisitions:
Decrease/(increase) in accounts receivable	29,842	(54,045)	23,672	(57,456)
(Increase)/decrease in inventory	(4,546)	1,911	(6,754)	1,430
Increase in prepayments and other current assets	(20,712)	(3,953)	(13,467)	(4,433)
Decrease/(increase) in other assets	6,439	(722)	12,155	718
(Decrease)/increase in accounts and notes payable
and other liabilities	(14,314)	(19,180)	7,511	(537)
Dividend received from equity method investees	1,834	-	1,834	-

Net cash provided by operating activities	101,676	12,778	233,700	97,004

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in short-term deposits	15,151	33,750	31,972	101,373
Purchase of long-term investments	(4,802)	-	(5,514)	(1,475)
Purchase of property, plant and equipment	(6,131)	(12,559)	(13,961)	(26,370)
Purchase of intangible assets	(12,000)	(25,500)	(12,000)	(25,500)
Proceeds from sale of long-term investments	26,513	-	26,733	-
Proceeds from sale of property, plant and equipment	400	-	400	-
Proceeds from assets held for resale	7,659	-	7,659	-
Distribution from long-term investments	1,202	-	1,202	-
Movements in restricted cash	(5,115)	-	(41,449)	-

Net cash provided by/(used in) investing activities	22,877	(4,309)	(4,958)	48,028

US GAAP Results for the 6 months to June 30, 2004 Unaudited Consolidated Statements of Cash Flows (continued)

	3 months to June 30, 2004 $’000	3 months to June 30, 2003 $’000	6 months to June 30, 2004 $’000	6 months to June 30, 2003 $’000

CASH FLOWS FROM FINANCING ACTIVITIES:
Redemption from 2% convertible loan notes	-	(29,775)	-	(29,775)
Repayment of long-term debt and capital leases	(59)	(41)	(135)	(104)
Proceeds from exercise of options	2,569	1,343	5,351	2,254
Proceeds from issue of common stock, net	-	-	326	-
Payments for the redemption of common stock	-	(52,392)	-	(52,392)

Net cash provided by/(used in) financing activities	2,510	(80,865)	5,542	(80,017)

Effect of foreign exchange rate changes on cash and
cash equivalents	(878)	10,794	(1,280)	18,463

Net increase/(decrease) in cash and cash	126,185	(61,602)	233,004	83,478
equivalents
Cash flows used in discontinued operations	(22,657)	(12,978)	(28,915)	(13,844)

Net increase/(decrease) in cash and cash	103,528	(74,580)	204,089	69,634
equivalents
Cash and cash equivalents at beginning of period	1,203,602	1,041,361	1,103,041	897,147

Cash and cash equivalents at end of period	1,307,130	966,781	1,307,130	966,781

The results for the 3 and 6 months ended June 30, 2003 have been restated to reflect the proposed disposal of the vaccines business that has been accounted for as a discontinued operation.

US GAAP Results for the 6 months to June 30, 2004
Selected Notes to the Unaudited US GAAP Financial Statements

(1) Analysis of revenues, operating income and reportable segments

The Company has disclosed segment information for the individual reporting segments of the business, based on the way in which the business is managed and controlled. The Company’s principal reporting segments are by operational function, each being managed and monitored separately and serving different markets. The Company evaluates performance based on operating income.

The US segment represents our commercial operations in the United States and the International segment represents the commercial operations in the Rest of the World. The R&D segment represents all direct research and development costs incurred by the Company throughout the world. Corporate represents the royalty business that is managed at the corporate office and certain costs that are managed at the corporate office and not allocated to the other segments.

The results for the 3 and 6 months to June 30, 2003 have been restated to reflect the proposed disposal of the vaccines business that has been accounted for as a discontinued operation.

3 months to June 30, 2004	US	International	Corporate	R&D	Total
	$’000	$’000	$’000	$’000	$’000

Product sales	210,004	45,276	-	-	255,280
Licensing and development	4,395	1,087	-	-	5,482
Royalties	-	2,837	54,820	-	57,657
Other revenues	716	1,825	-	-	2,541

Total revenues	215,115	51,025	54,820	-	320,960

Cost of product sales	20,101	6,883	-	-	26,984
Research and development	-	-	-	47,375	47,375
Selling, general and administrative	67,421	24,204	13,516	-	105,141
Depreciation and amortization (1)	7,158	2,956	2,965	-	13,079
Reorganization costs	9,563	2,696	2,839	3,069	18,167

Total operating expenses	104,243	36,739	19,320	50,444	210,746

Operating income/(loss)	110,872	14,286	35,500	(50,444)	110,214

3 months to June 30, 2003	US	International	Corporate	R&D	Total
	$’000	$’000	$’000	$’000	$’000

Product sales	209,607	36,064	-	-	245,671
Licensing and development	702	-	-	-	702
Royalties	14	2,725	49,097	-	51,836

Total revenues	210,323	38,789	49,097	-	298,209

Cost of product sales	26,887	10,131	-	-	37,018
Research and development	-	-	-	44,830	44,830
Selling, general and administrative	65,941	20,600	15,205	-	101,746
Depreciation and amortization (1)	8,728	2,379	859	-	11,966

Total operating expenses	101,556	33,110	16,064	44,830	195,560

Operating income/(loss)	108,767	5,679	33,033	(44,830)	102,649

US GAAP Results for the 6 months to June 30, 2004
Selected Notes to the Unaudited US GAAP Financial Statements (continued)

6 months to June 30, 2004	US	International	Corporate	R&D	Total
	$’000	$’000	$’000	$’000	$’000

Product sales	433,300	86,574	-	-	519,874
Licensing and development	6,279	1,118	-	-	7,397
Royalties	-	5,635	108,167	-	113,802
Other revenues	1,439	2,048	-	-	3,487

Total revenues	441,018	95,375	108,167	-	644,560

Cost of product sales	41,861	19,216	-	-	61,077
Research and development	-	-	-	86,001	86,001
Selling, general and administrative	144,616	49,805	31,054	-	225,475
Depreciation and amortization (1)	17,109	5,410	3,064	-	25,583
Reorganization costs	12,424	2,696	2,900	3,960	21,980

Total operating expenses	216,010	77,127	37,018	89,961	420,116

Operating income/(loss)	225,008	18,248	71,149	(89,961)	224,444

6 months to June 30, 2003	US	International	Corporate	R&D	Total
	$’000	$’000	$’000	$’000	$’000

Product sales	429,570	70,662	-	-	500,232
Licensing and development	1,096	-	-	-	1,096
Royalties	14	4,924	94,661	-	99,599
Other revenues	7	-	-	-	7

Total revenues	430,687	75,586	94,661	-	600,934

Cost of product sales	53,259	20,201	-	-	73,460
Research and development	-	-	-	94,773	94,773
Selling, general and administrative	135,626	41,274	34,524	-	211,424
Depreciation and amortization (1)	16,053	4,744	1,681	-	22,478

Total operating expenses	204,938	66,219	36,205	94,773	402,135

Operating income/(loss)	225,749	9,367	58,456	(94,773)	198,799

(1) Depreciation from manufacturing plants is included within cost of product sales. Depreciation and amortization relating to R&D assets are included within US and International segments.

US GAAP Results for the 6 months to June 30, 2004
Selected Notes to the Unaudited US GAAP Financial Statements (continued)

(2) Earnings per share

Basic EPS is based upon the net income available to common stockholders divided by the weighted-average number of ordinary shares outstanding during the period.

Diluted EPS is based upon net income available to common stockholders divided by the weighted-average number of ordinary shares outstanding during the period and adjusted for the effect of all dilutive potential ordinary shares that were outstanding during the period.

Stock options to purchase approximately 18.0 million and 14.6 million common shares for the three months and six months to June 30, 2004 respectively, were anti-dilutive and were therefore excluded from the computation of diluted earnings per share (2003: 18.1 million and 18.0 million respectively).

Warrants to purchase approximately 1.4 million common shares for the three and six months to June 30, 2003 were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

The $370 million convertible loan note is excluded from the calculation of weighted average number of shares for fully diluted earnings per share for the three months ended June 30, 2004 as it was not dilutive.

	3 months to		3 months to		6 months to		6 months to
	June 30, 2004		June 30, 2003		June 30, 2004		June 30, 2003
	No. of shares		No. of shares		No. of shares		No. of shares

Weighted average number of
shares:
Basic	496,074,144		501,504,962		495,896,175		501,746,083
Effect of dilutive shares:
Stock options	3,115,296		2,030,976		3,460,629		1,470,870
Warrants	52,392		-		94,742		-
Convertible debt	-		19,023,449		18,370,564		19,435,366

Diluted	499,241,832		522,559,387		517,822,110		522,652,319

Reconciliation of reported EPS:
	3 months to		3 months to		6 months to		6 months to
	June 30, 2004		June 30, 2003		June 30, 2004		June 30, 2003
	$’000		$’000		$’000		$’000

Net income for basic EPS	34,007		65,485		108,581		128,551
Interest charged on convertible
debt, net of tax	-		1,342		2,666		2,723

Net income for diluted EPS	34,007		66,827		111,247		131,274

Income from continuing operations	18.1c		14.5c		34.9c		28.2c
Loss from discontinued operations	(2.3c	)	(1.4c	)	(4.1c	)	(2.6c)
Expected loss on disposal of discontinued
operations	(8.9c	)	-		(8.9c)		-

Basic earnings per share	6.9c		13.1c		21.9c		25.6c

Income from continuing operations	17.9c		14.2c		33.9c		27.6c
Loss from discontinued operations	(2.3c)		(1.4c)		(3.9c	)	(2.5c	)
Expected loss on disposal of discontinued operations	(8.8c)		-		(8.5c	)	-

Diluted earnings per share	6.8c		12.8c		21.5c		25.1c

							18

US GAAP Results for the 6 months to 30 June 2004
Selected Notes to the Unaudited US GAAP Financial Statements (continued)

(3) Analysis of revenues

	3 months	3 months	3 months	3 months
	to June 30,	to June 30,	to June 30,	to June 30,
	2004	2003	2004	2004
	$’000	$’000	% change	% of total

Net product sales:
ADDERALL XR	143,484	102,429	+40%	45%
AGRYLIN	33,974	36,551	-7%	11%
PENTASA	26,433	24,754	+7%	8%
CARBATROL	11,863	13,915	-15%	4%
Others	39,526	68,022	-42%	12%

	255,280	245,671	+4%	80%

Royalty income:
3TC	39,636	37,540	+6%	12%
ZEFFIX	6,802	5,721	+19%	2%
Others	11,219	8,575	+31%	4%

	57,657	51,836	+11%	18%

Licensing and development	5,482	702	+681%	1%
Other	2,541	-	n/a	1%

Total revenues	320,960	298,209	+8%	100%

	6 months	6 months	6 months	6 months
	to June 30,	to June 30,	to June 30,	to June 30,
	2004	2003	2004	2004
	$’000	$’000	% change	% of total

Net product sales:
ADDERALL XR	282,946	217,592	+30%	44%
AGRYLIN	72,274	76,225	-5%	11%
PENTASA	53,680	54,473	-1%	8%
CARBATROL	27,648	23,336	+18%	4%
Others	83,326	128,606	-35%	13%

	519,874	500,232	+4%	80%

Royalty income:
3TC	77,802	71,679	+9%	12%
ZEFFIX	13,140	12,120	+8%	2%
Others	22,860	15,800	+45%	4%

	113,802	99,599	+14%	18%

Licensing and development	7,397	1,096	+575%	1%
Other	3,487	7	n/a	1%

Total revenues	644,560	600,934	+7%	100%

Non-GAAP measures for the 6 months to June 30, 2004
Reconciliation of reported EPS:

	3 months		3 months	6 months		6 months
	to June 30,		to June 30,	to June 30,		to June 30,
	2004		2003	2004		2003
	$’000		$’000	$’000		$’000

Net income for diluted EPS	34,007		66,827	111,247		131,274
Reorganization costs, net of tax	13,128		-	15,873		-
Discontinued operations	55,506		7,205	64,292		12,922
Gain on sale of investment, net of tax	(10,660)		-	(10,660)		-

Net income for diluted EPS excluding reorganization costs, gain on sale of investment and the impact of the discontinued operation	91,981		74,032	180,752		144,196

Diluted EPS (as reported)	6.8c		12.8c	21.5c		25.1c
Add back:
Reorganization costs, net of tax	2.6c		-	3.1c		-
Discontinued operations	11.1c		1.4c	12.4c		2.5c
Gain on sale of investment, net of tax	(2.1c	)	-	(2.1c	)	-

Diluted EPS excluding reorganization costs, gain on sale of investment and the impact of the discontinued operation	18.4c		14.2c	34.9c		27.6c

UK GAAP Results for the 6 months ended 30 June 2004
Unaudited and Unreviewed Consolidated Profit and Loss Account

	3 months	3 months	6 months	6 months	(Audited)
	to	to	to	to	Year to
	30 June	30 June	30 June	30 June	31 December
	2004	2003	2004	2003	2003
	£’000	£’000	£’000	£’000	£’000

Turnover: group and share of joint
venture	180,199	186,628	359,570	378,638	764,662
Less: share of joint venture’s
turnover	-	(810)	-	(1,536)	(3,594)

Group turnover	180,199	185,818	359,570	377,102	761,068
Cost of sales	(18,789)	(27,162)	(39,736)	(49,496)	(102,384)

Gross profit	161,410	158,656	319,834	327,606	658,684
Net operating expenses	(119,547)	(130,065)	(240,180)	(274,014)	(957,921)

Operating profit/(loss):	41,863	28,591	79,654	53,592	(299,237)
Share of joint venture’s operating loss	-	(1,263)	-	(1,991)	(2,806)
Provision for loss on disposal	(23,191)	-	(23,191)	-	-
Finance charges, net	1,845	1,492	3,330	3,177	3,702

Profit/(loss) on ordinary activities
before taxation	20,517	28,820	59,793	54,778	(298,341)
Tax on profit/(loss) on ordinary activities	(21,205)	(15,628)	(37,049)	(30,815)	(65,014)

(Loss)/profit on ordinary activities
after taxation	(688)	13,192	22,744	23,963	(363,355)
Dividends	(4,963)	-	(4,963)	-	-

Retained (loss)/profit for the period
transferred to reserves	(5,651)	13,192	17,781	23,963	(363,355)

Earnings per share
Basic
Net (loss)/income	(1.1p )	2.6p	3.6p	4.8p	(72.9p )

Diluted
Net (loss)/income
	(1.1p )	2.6p	3.6p	4.8p	(72.9p )

UK GAAP Results for the 6 months ended 30 June 2004
Unaudited and Unreviewed Consolidated Statement of Total Recognised Gains and Losses

	3 months	3 months	6 months	6 months	(Audited)
	to	to	to	to	Year to
	30 June	30 June	30 June	30 June	31 December
	2004	2003	2004	2003	2003
	£’000	£’000	£’000	£’000	£’000

(Loss)/profit for the period	(5,651)	13,192	17,781	23,963	(363,355)
Translation of the financial statements of
overseas subsidiaries	11,295	(20,039)	(17,022)	8,834	(47,157)

Total recognised gains and losses relating
to the period	5,644	(6,847)	759	32,797	(410,512)

UK GAAP Results for the 6 months to 30 June 2004
Unaudited and Unreviewed Consolidated Balance Sheet
		(Audited)
	30 June	31 December	30 June
	2004	2003	2003
	£’000	£’000	£’000

Fixed assets
Intangible assets – intellectual property	174,190	171,548	186,541
Intangible assets – goodwill	1,328,217	1,365,583	1,847,076
Tangible assets	97,980	97,054	101,209
Fixed asset investments	24,503	33,269	37,411
Investment in joint ventures
Share of gross assets	-	-	3,850
Share of gross liabilities	-	-	(523)

	1,624,890	1,667,454	2,175,564

Current assets
Stocks	32,397	25,282	32,969
Debtors
- due within one year excluding deferred tax	124,908	141,046	136,073
- due within one year – deferred tax	39,666	36,049	22,275
- due after more than one year excluding deferred tax	5,954	9,224	13,713
- due after more than one year - deferred tax	-	-	13,393
Current asset investments	150,073	169,895	206,386
Cash at bank and in hand	751,668	621,670	513,548

	1,104,666	1,003,166	938,357
Creditors: amounts falling due within one year
Convertible debt	(200,315)	-	-
Other creditors	(167,731)	(141,722)	(132,601)

	(368,046)	(141,722)	(132,601)
Net current assets	736,620	861,444	805,756

Total assets less current liabilities	2,361,510	2,528,898	2,981,320
Creditors: amounts falling due after more than one
Convertible debt	-	(202,659)	(219,544)
Deferred tax	(866)	(782)	-
Other creditors	(48,264)	(16,957)	(11,683)

	(49,130)	(220,398)	(231,227)

Net assets	2,312,380	2,308,500	2,750,093

Capital and reserves
Called-up share capital	24,063	23,895	23,866
Share premium	3,248,909	3,218,695	3,217,006
Exchangeable shares	163,164	190,425	190,442
Capital reserve	3,135	3,135	3,135
Other reserves	24,247	24,247	24,247
Profit and loss account deficit	(1,151,138)	(1,151,897)	(708,603)

Equity shareholders’ funds	2,312,380	2,308,500	2,750,093

			23

UK GAAP Results for the 6 months ended 30 June 2004
Unaudited and Unreviewed Consolidated Cash Flow Statement

	6 months to	6 months to
	30 June	30 June
	2004	2003
	£’000	£’000

Net cash inflow from operating activities (note 2a)	150,909	98,224
Returns on investments and servicing of finance:
Interest received	5,767	7,303
Interest paid	(2,300)	(4,090)
Interest element of finance leases	(38)	(36)

Net cash inflow from returns on investments and
servicing of finance	3,429	3,177

Taxation:
Overseas corporation tax paid	(45,080)	(46,605)

Capital expenditure and financial investments:
Purchase of long term investment	(3,039)	(912)
Purchase of intangible fixed assets	(6,525)	(14,568)
Purchase of tangible fixed assets	(14,730)	(16,992)
Distribution from long-term investment	672	-
Proceeds from sale of long-term investment	14,936	-
Proceeds from sale of tangible fixed assets	5,008	-
Cost incurred on sale of business	(1,054)	-

Net cash outflow for capital expenditure and financial
investments	(4,732)	(32,472)

Cash inflow before management of liquid resources
and financing	104,526	22,324

Management of liquid resources:
Decrease/(increase) in cash placed on short-term deposit	17,630	(6,235)
Financing:
Issue of ordinary share capital	178	-
Payments for redemption of share capital	-	(31,822)
Exercise of share options	2,942	1,412
Net decrease in debt during the year	354	(18,400)
Capital element of finance leases	(75)	(75)

Net cash inflow/(outflow) from financing	3,399	(48,885)

Increase/(decrease) in cash in the year	125,555	(32,796)

UK GAAP Results for the 6 months ended 30 June 2004
Selected Notes to the Unaudited and Unreviewed UK GAAP Financial Statements

(1) Earnings per share (EPS)

Basic EPS is based upon the profit on ordinary activities after taxation divided by the weighted-average number of ordinary shares outstanding during the period.

Diluted EPS is based upon the profit on ordinary activities after taxation divided by the weighted-average number of ordinary shares outstanding during the period and adjusted for the effect of all dilutive potential ordinary shares that were outstanding during the period.

Stock options to purchase approximately 18.0 million and 14.6 million common shares for the three months and six months ended 30 June 2003 respectively, were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

The warrants to purchase approximately 1.4 million common shares for the 3 and 6 months ended 30 June 2003 were anti-dilutive and were therefore excluded from the computation of diluted earnings per share.

The $370 million convertible loan note is excluded from the calculation of weighted average number of shares for fully diluted earnings per share for the three months and six months ended 30 June 2004 and 2003 as it was not dilutive.

	3 months to	3 months to	6 months to	6 months to
	30 June	30 June	30 June	30 June
	2004	2003	2004	2003

	No. of shares	No. of shares	No. of shares	No. of shares

Weighted average number of shares:
Basic	496,074,144	501,504,962	495,896,175	501,746,083
Effect of dilutive shares:
Stock options	3,115,296	2,030,976	3,460,629	1,470,870
Warrants	52,392	-	94,742	-

Diluted	499,241,832	503,535,938	499,451,546	503,216,953

Reconciliation of reported EPS:
	3 months to	3 months to	6 months to	6 months to
	30 June	30 June	30 June	30 June
	2004	2003	2004	2003
	£’000	£’000	£’000	£’000

Net income for basic and diluted EPS	(5,651)	13,192	17,781	23,963

UK GAAP Results for the 6 months ended 30 June 2004
Selected Notes to the Unaudited and Unreviewed UK GAAP Financial Statements (continued)

(2) Notes to the consolidated cash flow statement

(a) Reconciliation of operating loss to net cash inflow from operating activities

	6 months to	6 months to
	30 June 2004	30 June 2003
	£’000	£’000

Group operating profit	79,654	53,592
Exchange loss	-	2,298
Depreciation	5,384	4,734
Amortisation of intangible fixed assets	47,616	62,630
Profit on sale of investments	(8,264)	-
Profit on sale of fixed assets	(43)	-
Write-off of fixed asset investments	3,882	5,251
Write-off of intangible fixed assets	-	1,996
Write-off of tangible fixed assets	680	-
Increase in stocks	(4,838)	(2,398)
Decrease/(increase) in debtors	13,198	(26,494)
Increase/(decrease) in creditors	13,640	(3,385)

Net cash inflow from operating activities	150,909	98,224

(b) Analysis and reconciliation of net funds

6 months to 30 June 2004			Other non-
	Start of		cash	Exchange	End of
	period	Cash flow	changes	movement	period
	£’000	£’000	£’000	£’000	£’000

Cash at bank and in hand	621,670	125,555	-	4,443	751,668
Debt due within one year	(431)	-	(198,495)	(1,796)	(200,722)
Finance leases	(158)	14	-	2	(142)

	621,081	125,569	(198,495)	2,649	550,804

Debt due after one year	(203,083)	(354)	198,495	4,535	(407)
Finance leases	(3,238)	61	-	42	(3,135)

	414,760	125,276	-	7,226	547,262

Current assets investments	169,895	(17,630)	-	(2,192)	150,073

Net funds	584,655	107,646	-	5,034	697,335

UK GAAP Results for the 6 months ended 30 June 2004
Selected Notes to the Unaudited and Unreviewed UK GAAP Financial Statements (continued)

(2) Notes to the consolidated cash flow statement (continued)

(b) Analysis and reconciliation of net funds (continued)

6 months to 30 June 2003	Start of	Cash	Exchange	End of
	period	flow	movement	period
	£’000	£’000	£’000	£’000

Cash at bank and in hand	558,432	(32,796)	(12,088)	513,548
Debt due within one year	(389)	(1)	(52)	(442)
Finance leases	(162)	(19)	2	(179)

	557,881	(32,816)	(12,138)	512,927
Debt due after one year	(244,325)	18,408	5,490	(220,427)
Finance leases	(3,757)	87	89	(3,581)

	309,799	(14,321)	(6,559)	288,919
Current asset investments	196,364	6,235	3,787	206,386

	506,163	(8,086)	(2,772)	495,305

(c) Reconciliation of net funds

			6 months to	6 months to
			30 June	30 June
			2004	2003
			£’000	£’000

Increase/(decrease) in cash in the period			125,555	(32,796)
Cash (inflow)/outflow from (increase)/decrease in debt and lease financing			(279)	18,475
Cash (inflow)/outflow from (decrease)/increase in liquid resources			(17,630)	6,235

Change in net funds resulting from cash flows			107,646	(8,086)
Translation difference			5,034	(2,772)

Movement in net funds in period			112,680	(10,858)
Net funds at start of period			584,655	506,163

Net funds at end of period			697,335	495,305

(3) Basis of preparation

The Group has applied consistent accounting policies throughout both periods.

The results for the three and six months ended 30 June 2004 have not been audited and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985.

The financial information relating to the year ended 31 December 2003 has been extracted from the full report and accounts which have been delivered to the Registrar of Companies. The report of the auditors on those accounts was unqualified.

The UK interim financial statements were approved by the Board on 28 July 2004.